EXHIBIT 99.1

Cosmos Holdings Provides First Quarter 2021 Business Update; Reports 89%

Year-Over-Year and 60% Sequential Increase in Nutraceutical Business

CHICAGO, May 18, 2021 (GLOBE NEWSWIRE) -- Cosmos Holdings, Inc. (“the Company") (OTCQX: COSM), a vertically integrated, international pharmaceutical company with a proprietary line of branded and generic pharmaceuticals, nutraceuticals, OTC medications and an extensive, established European  Union distribution network, today provided a business update and reported financial results for the first quarter ended March 31, 2021.

Greg Siokas, Chief Executive Officer of Cosmos Holdings, stated, "As anticipated, our revenue for the first quarter of 2021 decreased slightly due to the global pandemic and new Brexit rules that went into effect in January 2021, which had a temporary impact on our parallel trade business. Nevertheless, we continue to report the continued growth in our nutraceuticals business, which increased by 89% year over year and sequentially by 60% versus the fourth quarter of 2020.  Looking ahead, we believe that in the coming quarters our full line wholesale revenue will outpace the temporary decrease in our parallel trade revenue, which in turn, should also improve as the market adapts to the new Brexit rules.”

“We launched four new Sky Premium Life products: Bodyguard, Osteodome, King Eros and Queen Venus. We also launched Mosept-Oral, a new, proprietary oral antiseptic spray designed to be effective against bacteria, certain viruses and fungi, as well as for the symptomatic relief of painful, irritated sore throats. We believe that the introduction of new branded pharmaceuticals and new nutraceuticals into international markets will become major drivers of our revenue growth and profitability in coming quarters, as we have built a robust distribution network, which now includes relationships with over 160 wholesale pharmaceutical distributors across Europe’s largest markets, with access to over 50,000 pharmacies.”

“Most recently, our subsidiary, Decahedron Ltd, a UK-based pharmaceutical wholesaler, distributor and fulfillment center, initiated the launch of Sky Premium Life products on Amazon United Kingdom (UK) and we expect to have all 65 Sky Premium Life SKUs listed on Amazon UK by the end of this year. The Amazon UK initiative is major step forward in the roll-out of our e-commerce and online global distribution strategy. Launching our Sky Premium Life products on Amazon UK is expected to provide us the opportunity for exponential growth, driven by the increasing global demand for vitamins, minerals and dietary supplements, as well as the shift towards e-commerce shopping. In addition, we continue to add distributors worldwide and expect to enter a number of new European and global markets later this year.”

“It’s important to note that we are investing heavily in R&D and marketing of our proprietary line of branded pharmaceuticals, nutraceuticals and food supplements. Also in our results of operations are included $1.2 million of non-cash, stock-based compensation expenses related to international consulting activities, all of which we believe will help drive our future success. Finally, we are working towards our goal of uplisting to a national securities exchange, which we believe will enhance Cosmos’ visibility in the investment community and help increase the liquidity of the stock, supporting our goal of building long-term shareholder value as we execute on a number of key initiatives this year.”

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Consolidated Statements of Operations and Comprehensive Income (Loss)

	Three Months Ended March 31,
	2021	2020
REVENUE	$11,619,076	$11,933,248
COST OF GOODS SOLD	10,617,741	10,740,077
GROSS PROFIT	1,001,335	1,193,171
INCOME (LOSS) FROM OPERATIONS	(1,731,098)	225,564
NET LOSS	(2,173,903)	(483,310)
BASIC NET LOSS PER SHARE	$(0.14)	$(0.04)
DILUTED NET LOSS PER SHARE	$(0.14)	$(0.04)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic	15,034,219	13,225,387
Diluted	15,034,219	13,228,387

About Cosmos Holdings, Inc.

Cosmos Holdings Inc., is an international pharmaceutical company, with a proprietary line of branded and generic pharmaceuticals, nutraceuticals, OTC medications and medical devices and an extensive, established EU distribution network. The Company identifies, acquires, develops and commercializes products that improve patients' lives and outcomes and has an extensive network of clients in Germany, United Kingdom, United Arab Emirates, Denmark, Italy, France, Singapore, Ireland, Sweden, Poland, Netherlands, and Greece. Cosmos Holdings has offices and distribution centers in Thessaloniki, Greece, Athens, Greece and Harlow, UK. More information is available at www.cosmosholdingsinc.com and www.skypremiumlife.com.

Forward-Looking Statements

With the exception of the historical information contained in this news release, the matters described herein, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements preceded by, followed by, or that otherwise, include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could”, are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. These statements, involve unknown risks and uncertainties that may individually or materially impact the matters discussed, herein for a variety of reasons that are outside the control of the Company, including, but not limited to, the Company’s ability to raise sufficient financing to implement its business plan, the impact of the COVID-19 pandemic on the Company’s business, operations and the economy in general, and the Company’s ability to successfully develop and commercialize its proprietary products and technologies. Readers, are cautioned not to place undue reliance on these forward- looking statements, as actual results could differ materially from those described in the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company’s filings with the SEC, which are available at the SEC’s website (www.sec.gov). The Company disclaims any intention or obligation to update, or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Crescendo Communications, LLC
Tel: 212-671-1020
Email: COSM@crescendo-ir.com

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